Exhibit 99.1
SECOND QUARTER 2009 FINANCIAL RESULTS

1

Second Quarter 2009 Financial Results
Validus Holdings, Ltd.
July 30, 2009
     M: Hello, and welcome to the Validus Holdings Limited Second Quarter 2009 Earnings Conference Call and Webcast. All participants will be in listen only mode. There will be an opportunity for you to ask questions at the end of today’s presentation. If you would like to ask a question during the question and answer session, please press star then one on a touch-tone phone. You will hear a tone to confirm that you have entered the list. If you decide you want to withdraw your question, please press star, then two.
     If you should need assistance during the conference, please signal an operator by pressing star, then zero, on your touch-tone phone. Please note, this conference is being recorded.
     Now, I would like to turn the conference over to Jon Levenson. Mr. Levenson?
     JL: Thank you. And good morning, and welcome to the Validus Holdings conference call, for the quarter ended June 30, 2009. After the market closed yesterday, we issued an earnings press release and financial supplement, both of which are available on our Web site, validusre.bm. Today’s call is being simultaneously Webcast, and will be available for replay until August 13th, 2009. Details are also provided on our Web site.

SECOND QUARTER 2009 FINANCIAL RESULTS

2
     Leading today’s call are Validus chairman and chief executive officer Ed Noonan, and Validus executive vice president and chief financial officer, Jeff Consolino.
     Before we begin, I’m obliged to remind you that some comments made during this call may be deemed forward-looking statements, as defined within U.S. federal securities laws. These statements address matters that involve risks and uncertainties, many of which are beyond the company’s control. Accordingly, there are, or will be, important factors that could cause actual results to differ materially from those indicated in such statements. And therefore, you should not place undue reliance on any such statements. More detail about these risks and uncertainties can be found in the company’s most recent Annual Report on form 10K and Quarterly Report on form 10Q. Both is filed with the U.S. Securities and Exchange Commission.
     (Inaudible) will also refer to some non-GAAP financial measures when describing the company’s performance. These items are reconciled and explained in our earnings release and financial supplement.
     With that, I turn the call over to Ed Noonan.
     EN: Well, thank you, Jon. Good morning, and thank you all for taking the time to join us today. I’ll provide the highlights of the quarter for you. Then I’ll turn the call over to Jeff, who will review our financial results. Afterwards, I’ll come back and provide you with more color on our operations. And then, we’ll be happy to take any questions you might have.
     This was another excellent quarter for us, with very high earnings from sustainable sources. We generated $1.74

SECOND QUARTER 2009 FINANCIAL RESULTS

3
per share, driven by growth in our non-catastrophe business globally, with modest asset appreciation and normal reserve releases.
     Our underwriting business is extremely strong, with non-catastrophe risk comprising 75 percent of our portfolio. We generated a 71.9 percent combined ratio, and grew our gross premiums by 11.9 percent year on year.
     We continue to see positive rate movement in the vast majority of the classes we underwrite. In addition to rate growth, our business is expanding as a result of several strategic steps we have taken over the last year, with offshore energy, our Latin American business, and our Asian platform, driving our growth. All of these businesses are in their infancy, and have very significant growth potential ahead.
     Our aviation insurance team is only just beginning to underwrite business, and we’re very bullish about our growth prospects in this area. I’ll provide more color on each of these segments later on.
     A third key element of the quarter was our agreement to acquire IPC Re. We’re progressing very nicely in this process, and we have taken significant steps to reduce our catastrophe exposure as we get deeper into wind season, and in anticipation of our amalgamation. I’ll also provide more detail in this regard, after Jeff goes over our financials.
     The bottom line for the quarter is that our business is developing extremely well, with outstanding sustainable earnings, and market positioning post-acquisition that will allow us to continue to grow at a much faster rate than the market, in a very strong rate environment.

SECOND QUARTER 2009 FINANCIAL RESULTS

4
     With that, I’ll let Jeff talk you through the details of our financial results, and I’ll look forward to coming back and giving you more color. Jeff?
     JC: Morning. And for those of you who are live on this call this morning, thanks for joining us. We know it’s a busy morning on a busy day at a busy time of the year.
     The second quarter, we recorded net income of 137.6 million. This net income was our best second quarter ever. This is on the heels of the first quarter, where we as well recorded our highest ever net income for a first quarter.
     The quarter was characterized by a near absence of major worldwide catastrophes or other major loss events. In addition, investment markets rebounded in the quarter, and our portfolio responded accordingly. As a reminder, all of our investment securities are classified as trading securities, with the related unrealized gains or losses included in earnings.
     These factors led to robust growth in book value. Our diluted book value for common share at June 30th was $26.08. This was an increase in the quarter of 5.8 percent. Due to our relatively high dividend yield and payouts, our growth in diluted book value per share, plus accumulated dividends, is our preferred measure of growth in financial net worth that we deliver for our shareholders.
     Adjusted for that 20-cent quarterly dividend, diluted book value per share increased 6.6 percent in the second quarter. In the quarter, we recorded net operating income of 110.4 million, and produced annualized return at average shareholder’s

SECOND QUARTER 2009 FINANCIAL RESULTS

5
equity of 26.4 percent, and annualized operating return on average shareholder’s equity of 21.2 percent.
     In this quarter, we reached a definitive amalgamation agreement with IPC Holdings Limited. We expect to close in the third quarter. We’re(?)providing second quarter pro forma financial information for those of you who are interested in the financial implications of the pending transaction. This information is contained at the end of our earnings release, and at the end of our investor financial supplement. I’ll spend a few moments on the pro forma financial information after concluding my comments on our results of the quarter.
     As I mentioned previously, second quarter net income was 137.6 million, or $1.74 per diluted share. Our net operating income in the second quarter of 2009 was 110.4 million, or $1.40 per diluted share. Net operating income in the quarter was down a tad, by about 1.3 million, compared to the second quarter of 2008, which was also an excellent quarter.
     Increases in underwriting income, and decreases in financing expense and tax expense provided uplift to net operating income in the quarter, totalling 8.6 million. They were offset by a decline in net investment income, quarter over quarter, of 9.5 million.
     Net income in the quarter was up meaningfully over the second quarter of 2008, by 61.6 million. Unrealized investment gains in the quarter were 37.2 million. This is a swing of 80.2 million versus the prior year’s quarter.
     In the quarter, we did incur $15.9 million of non-recurring transactional expenses, related to the IPC

SECOND QUARTER 2009 FINANCIAL RESULTS

6
amalgamation. These are being expect(?), consistent with BAS-141R(?). In the third quarter, we expect some additional expense, and a substantial one-time gain on negative(?) good will. All of these non-recurring items are, and will be, classified by us as non-recurring and outside of operating income.
     Gross premiums written grew by 11.9 percent in the quarter, up to 425.0 million. By segment, gross premiums written in the Validus Re segment grew by 6.3 percent, to 199.6 million. Gross premiums written in the Talbot segment grew by 19.2 percent, to 235.1 million. Note that Talbot’s reported growth was impeded by unfavorable year over year exchange rate differences. The segment showed growth of 26.5 percent at constant currency rates.
     Among the factors contributing to Talbot’s segment growth was our on-shore energy business, one of our newer ventures. This business contributed $31.2 million of gross premium written in the quarter.
     Needed(?) reinsurance was $62.3 million in the quarter. Validus Re early renewed U.S. property retrocessional program in the second quarter. Talbot reinsurance seeded(?) was higher by 23.5 million. A major contributor was the 60 percent quota share of the onshore energy business, previously referenced.
     As I’ve highlighted, we’ve purchased additional retrocessional cover in the third quarter, covering U.S. natural perils. The cost of this additional coverage was approximately $30 million in seeded premium. Some of this coverage expires at year end. The earned premium effect will be approximately $10 million per quarter for the remainder of 2009. That’s the earned premium effect. The

SECOND QUARTER 2009 FINANCIAL RESULTS

7
expected effect in our bottom line is approximately half that per quarter.
     Our quarterly combined ratio was 71.9 percent. This is 90 basis points higher than the 71.0 percent we recorded in the second quarter of 2008. In 2009, we had favorable loss(?) developments in the quarter, of 4.0 percentage points, 13.2 million. Also in the quarter, a commercial flight loss elevated our loss ratio by 3.4 percentage points. This compared, in the second quarter of 2008, to favorable development worth 3.6 loss ratio points, or 11.1 million. And in the second quarter of 2008, certain U.S. storm and flood loss events, which represented 3.3 loss ratio points.
     Turning to our balance sheet, our consolidated investment portfolio at June 30th, 2009, is 3.53 billion. We continue to emphasize our very conservative strategy, emphasizing liquidity and preservation of invested assets. Our portfolio is all fixed income, and approximately 67 percent in cash, short-term investments, (Inaudible) paper, and sovereign securities.
     While our net investment income of 27.0 million was a 26.0 percent decrease, year over year, sequentially, versus the first quarter of 2009, our net investment income was flat. We showed increase in average investment assets in the quarter, and the average annualized quarterly yield in our portfolio edged down from 3.18 percent to 3.08 percent. This is attributable to the drip down in our annualized average quarterly yield in our fixed maturities(?) portfolio, which fell from 3.68 percent in the first quarter to 3.48 in the second quarter. This continues the trend of the last several quarters.

SECOND QUARTER 2009 FINANCIAL RESULTS

8
     In terms of our capitalization, our stockholder equity at June 30, 2009, is 2.15 billion, and our total capitalization is 2.46 billion. Other than common equity, our only other sources of capital our long-term, 30-year coordinated deferable interest (Inaudible).
     I promised to spend a moment on a pro forma look at Validus, assuming the IPC acquisition had closed in the quarter, when I (Inaudible). We’ve included within our earnings press release, and the investor financial supplement, updated pro forma financial information, for the IPC amalgamation. Pro forma for the IPC transaction, June 30th, 2008, diluted book value per share would have been $26.64. Pro forma net income would have been 332.4 million, or $2.48 per share. And pro forma net operating income would have been 210.3 million, or $1.57 per share. And our pro forma cash and investments would be $5.3 billion.
     Having completed the financial summary, I’d now like to turn it back over to Ed Noonan.
     EN:       Thank you, Jeff. Let me start by reviewing each of our business segments’ results in the quarter. Talbot Underwriters, our Lloyd’s Syndicate, continues to generate top-tier underwriting results, with outstanding growth. When we acquired Talbot in 2007, we believed we were getting an excellent short-tail specialty business, with a great management team and a rock-solid balance sheet.
     In the second quarter, Talbot’s growth accelerated to 19.2 percent, with an 87.5 percent combined ratio. Reserves continued to develop favorably, with 10.3 million in favorable development. This brings the total reserve release at

SECOND QUARTER 2009 FINANCIAL RESULTS

9
Talbot to $126 million since our acquisition two years ago, and they continue to reserve their business conservatively.
     With Talbot, we also acquired access to Deloitte’s global licensing platform and ratings. This platform has allowed us to move quickly and opportunistically to capture market opportunities. This was the first full quarter of operations for our new energy team, and they wrote over $30 million in a good and improving rate environment. Our offices in Singapore and Miami also write for the Syndicate, and they contributed a further $30 million year to date in premium. It’s important to note that, despite the significant growth, all three of these segments are only just coming online.
     Our aviation team will be fully in place as we head into the important fourth quarter renewals. Rates in this class have begun to rise much more rapidly, and we anticipate very significant rate increases as a result of both the Air France tragedy, and a general increase in loss activity in the aviation space.
     We’re entering the market at exactly the right time, with one of the best underwriting teams in the industry. While we don’t provide guidance, I wanted to give you a sense of the potential magnitude of these businesses. Our energy team wrote an $800 million account with their prior carrier, and our aviation team wrote a $600 million portfolio. As market conditions continue to improve in each of these sectors, we see outstanding opportunities over the next few years.
     Talbot is a large, thriving specialty insurance business, generating excellent results and allowing us to quickly and efficiently capitalize on new opportunities all over the world. Across

SECOND QUARTER 2009 FINANCIAL RESULTS

10
the (Inaudible) our Talbot portfolio, we’ve seen a 5.5 percent rate increase year to date. Sixteen of our 20 classes are currently showing rate improvement, with most in the low to mid single digits.
     The marine and energy account is up over 14 percent at the high end, and our terrorism portfolio is off 1.8 percent at the low end.
     Terrorism and war risk are two very important and extremely profitable classes for us. We’ve increased our aggregate for the terrorism class, and are seeing good growth as a result. In the war risk business, the incidents of piracy off the Somalian coast is forcing coverage out of home insurance policies and into war risk policies, where rates are extremely attractive.
     Talbot is a key market leader, and one of the largest global underwriters in each of these areas. Rupert Atkin and his team are doing an outstanding job, and two years after the fact, this acquisition is a home run by every measure.
     Our Validus Re business also had an outstanding quarter. Premium grew 6.3 percent year on year, with no growth in our catastrophe aggregates. We saw very good rate development to Japan and Australia on April 1st, and U.S. catastrophe rates are up 15 percent year to date.
     In Florida, we saw an orderly(?) market at June 1st, largely as the result of rates being extremely attractive. The Florida market seems to be at a temporary state of equilibrium. And while we had hoped to see rates increase a bit further, we are close to all-time peak pricing in Florida, and we will continue to see an excellent pricing environment, even in the absence of storm losses this year.

SECOND QUARTER 2009 FINANCIAL RESULTS

11
     As Jeff mentioned, this was a very quiet loss(?) quarter in Validus Re, and we generated a 52.5 percent combined ratio, with the minimum as reserve releases.
     Let me turn, now, to the IPC acquisition. We see this as a truly transformational move for the company. Our analysis shows us that we can significantly increase underwriting margins in the IPC portfolio, while simultaneously reducing volatility. This move positions us as one of the largest global short-tail specialty companies, and we’ve been very gratified by the reception we’re receiving from both reinsurance brokers and buyers. Our combined capitalization will position us to allow our non-catastrophe lines, particularly energy and aviation, to grow and seize the market opportunity that we see.
     And of course, we’ve become one of the largest global catastrophe underwriters, with better access to business, elite position on virtually anything that we would seek, and a chance to do more attractive private layer transactions, and have better influence on signings.
     As we approach wind season, we have done significant hedging in anticipation of combining our two portfolios. You’ll note in our investor supplement that our one-in-100 year probable maximum loss is down to 15.3 percent of capital, and our maximum zonal aggregate is now 61 percent of capital. This is a reflection of the hedging that we have done, and will allow us to maintain our risk management targets when the deal closes.
     Our combined one-in-100 year probable maximum loss will be within our 25 percent of consolidated capital target, and our U.S. wind maximum zonal aggregate will be within our

SECOND QUARTER 2009 FINANCIAL RESULTS

12
65 percent of reinsurance company capital. In total, we have $250 million in protection in place, as we enter wind season.
     Before taking your questions, I wanted to highlight an important organizational announcement that we made last night. Conan Ward has been appointed chief executive officer of Validus Re, our Bermuda reinsurance subsidiary. Conan has been with us from the start, and is responsible for assembling our outstanding underwriting team and building our business. It has been a great pleasure to watch Conan’s development as an executive, and this will represent a seamless handoff, and another big step forward for Validus Re.
     We also announced that Dean Driscoll(?) will replace Conan as chief underwriting officer. Dean has also been with us from the start, and has built our North American business. Dean is one of the best technical underwriters I’ve had the pleasure to work with, and he has been instrumental in working with our modeling and risk management team in building our V-caps, capital allocation pricing and underwriting system.
     Rupert Atkin will continue in his role as CEO of Talbot, and George Reese(?), Jeff Consolino and I will continue to lead the groups at Validus Holdings.
     In summary, this was an excellent quarter on every level. Our results aren’t being driven by prior period reserve releases, or the vicissitudes of the asset value roller coaster. Our results are driven by our high quality global business, and the strategic moves we have made to capitalize on the market, and continue to build value for our shareholders.

SECOND QUARTER 2009 FINANCIAL RESULTS

13
     Let me stop there, and take any questions that you might have.
     M:        At this time, if you would like to ask a question, please press star then one on your touch-tone phone. You will hear a tone to confirm that you have entered the list. If you would like to withdraw your question, please press star, then two.
     Again, if you would like to ask a question, please press star, then one. Our first question comes from Matt Carletti(?) of Fox-Pitt, Kelton.
     MC:        Good morning.
     M:        Morning, Matt.
     MC:        Just, quick market question for you. You mentioned kind of the aviation team coming on, and the events in the market, and that rates are starting to move. Can you give a little more color on, you know, how much rates have moved so far? And then, maybe what your expectations might be for where rates might go, come the year end or close to year end renewal season?
     EN:        Hi, Matt. This is Ed. You know, it’s not a very busy time right now in commercial aviation renewals. And so, data points are scarce, and I wouldn’t draw a general trend from them. But we’re seeing rate increases in the 15 to 30 percent range.
     We fully expect that, in the fourth quarter ... which is when most of the major carriers renew their programs ... that that will be kind of a baseline for rate change, that we’ll be looking at 20 to 30 percent rate increases. And, depending on, you know, scarcity in the market, we may see significantly higher.
     A couple of players have kind of thrown in the towel, after, you know, kind of following rates down for the last few

SECOND QUARTER 2009 FINANCIAL RESULTS

14
years, and have left the market. And we need to see how much of an impact that has. But we’re extremely bullish. We think that that 20 to 30 percent is very realistic. And, you know, it may be at the low end.
     MC:        And then, also on an excess of loss basis, and give up the business through Talbot, have rates started to move there? Do you expect that to move? Or, were those rates kind of ... my understanding is they held up a little better on the way down, and might not move up as much.
     EN:        Yeah. You’re talking about aviation excess of loss?
     MC:        Yes.
     EN:        Yeah. Yeah, actually, the aviation reinsurance market has been much more disciplined. And frankly, you know, what we’ve done, and I think what most of the smart players in the market have done, is track our exposure on every single air frame in the sky and charge the appropriate price for our share of the exposure. So what’s happened is, the primary aviation underwriters have been squeezed. As rates have come down, they’ve ended up having to pass a higher percentage of the premium along to reinsurers who, you know, maintain their discipline.
     Even in that context, we have seen rate increases in the aviation excess of loss arena. And, you know, I think there, I would say, we’re probably looking at something in the 10 to 12.5 or 15 percent so far. But again, it’s just a few data points. And I think we’re in the early stages of a significant recovery in aviation pricing.
     MC:        Great. Thanks a lot.

SECOND QUARTER 2009 FINANCIAL RESULTS

15
     M:        I show no further questions at this time. I would like to turn the conference back over to management for any closing remarks.
     EN(?):        Well, thank you very much. I know it’s a very busy morning with a lot of other companies reporting simultaneously. And I appreciate everyone having made the time to dial in and listen to us today, and look forward to updating you on our progress as a company, and post closing of the IPC acquisition. So, thank you very much.
     M:        Conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.
     (END OF TAPE)